Exhibit 1.3

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Investor Relations Monish Bahl CDC Corporation 678-259 8510 monishbahl@cdcsoftware.com	Media Relations Scot McLeod CDC Software 770-351-9600 ScotMcLeod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Corporation Announces Internal Restructuring of CDC Games

ATLANTA, BEIJING, November 17, 2006 - CDC Corporation (NASDAQ: CHINA), focused on enterprise software, mobile applications and online games, today announced plans for an internal restructuring of CDC Games that would move CDC Games from within China.com Inc. to become a direct business unit of CDC Corporation. China.com Inc. is a 77% owned subsidiary of CDC Corporation which is listed on the Growth Enterprise Market of the Hong Kong Stock Exchange. The restructuring will be effected through an agreement whereby CDC Corporation would acquire 100% of CDC Games from China.com Inc for a purchase price of $110 million, $50 million of which will be paid in cash and $60 million of which will be funded through an 18 month note bearing interest at 5% per annum. Additionally, CDC Corporation will pay up to an additional $25 million to China.com in the event CDC Games completes a successful listing on certain recognized stock exchanges within the next 12 months. In connection with the restructuring, a valuation was performed by an independent appraisal firm.

The agreement is subject to the satisfaction or waiver of a number of conditions, including approval of the transaction by both an independent committee of the board of directors of China.com and the independent shareholders of China.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Games
CDC Games Limited is focused on building a diversified mix of online game assets and strategic alliances and is a business unit of CDC Corporation. CDC Games is one of the market leaders of online and mobile games in China with over 37 million registered users.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of comprehensive enterprise software applications and services designed to help businesses thrive and become customer-driven market leaders. The company’s industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. CDC Software’s product suite includes Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions. CDC Software is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About China.com Inc.
China.com Inc. (stock code: 8006; website: www.inc.china.com), a leading MVAS and Internet services company operating principally in China was listed on the GEM of the Stock Exchange of Hong Kong Limited on March 9, 2000. In December 2000, China.com Inc. was admitted as a constituent stock of the Hang Seng IT and IT Portfolio Indices.

About CDC Mobile
CDC Mobile is focused on providing MVAS products to subscribers in China and is a business unit of CDC Corporation.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the potential carve-out of CDC Games, the benefits to China.com by allowing it to focus on two business segments, the benefits to CDC Corporation of an acquisition of CDC Games, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the ability to develop and market successful Advanced Mobile Products; and (f) the entry of new competitors and their technological advance. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.